Exhibit 10.6(b)

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Dr. Bertrand Cambou (“Executive”) and Spansion, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Executive Officer, pursuant to employment terms set forth in an offer letter signed by Executive on April 8, 2005 (the “Offer Letter”);

WHEREAS, Executive signed an agreement dated January 7, 2002 with Advanced Micro Devices, Inc. and a Spansion LLC Agreement with the Company on April 8, 2005 (collectively, the “Confidentiality Agreements”);

WHEREAS, Executive signed an acknowledgement agreeing to abide by the Spansion Inc. Insider Trading Policy (the “Insider Trading Policy Acknowledgement”);

WHEREAS, Executive agreed to a Change of Control Severance Agreement with the Company on March 6, 2006, and further agreed to an amendment to such agreement by signing an Amended and Restated Spansion Inc. Change of Control Severance Agreement on November 1, 2007 (collectively, the “Change of Control Agreement”), the conditions of which have not been triggered and under which the Company owes no further duties or obligations to Executive, and which is wholly superseded and voided by this Agreement;

WHEREAS, Executive separated from employment with the Company effective February 2, 2009 at 5:00 p.m. PST (the “Separation Date”);

WHEREAS, Executive will provide certain transition services to the Company as a consultant (the “Transition Services”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Resignation. Executive resigned his employment with the Company and further voluntarily resigned from Company’s Board of Directors, effective as of February 2, 2009 at 5:00 p.m. PST. In connection with said resignation from employment and resignation form the Board of Directors, Executive also agreed to execute any necessary forms or other documents required to effect such resignation as a matter of state or federal law.

2. Consideration. The Company agrees to pay Executive a lump sum equivalent to one (1) year of Executive’s base salary, for a total of Seven Hundred Fifty-One Thousand, Two Hundred and Seventy-Four Dollars and Ninety-Four Cents ($751,274.94), less applicable withholding. This lump sum payment will be made to Executive on the Effective Date of this Agreement. Executive acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, that the amount paid is in excess of any disputed wage claim, if any, that Executive may have. To the extent any wage dispute exists, Executive specifically acknowledges that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

3. Stock. The Parties agree that Executive will be considered to have vested in his stock options, restricted stock units and any other equity awards up to the Separation Date, and no more. Each of Executive’s equity awards shall continue to be governed by the terms and conditions (including, but not limited to, with respect to the exercise of vested stock options) of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document,” and together, the “Equity Award Documents”). Executive specifically acknowledges that notwithstanding anything to the contrary provided for in his Equity Award Documents, he shall not continue to vest in any stock options, restricted stock units or any other equity awards as a result of the Consulting Agreement provided for in Section 7 of this Agreement.

4. Benefits. Executive’s health insurance benefits shall cease on the last day of February 2009, subject to Executive’s right to continue his group health insurance coverage at his own expense under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), whereby Executive shall pay one hundred percent (100%) of premium amount plus a two percent (2%) administrative fee for continued group health insurance coverage. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5. Tax Preparation Benefits. The Company shall reimburse Executive for costs directly related to preparing his personal income tax returns for the 2008 taxable year for applicable state and federal tax authorities, provided that, such expenses must be incurred by Executive prior to December 31, 2009. Such reimbursements, which shall not exceed $7,500 shall be treated as taxable income to Executive and shall be made, if at all, by March 15, 2010.

6. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family

Medical Leave Act, and that he did not sustain any workplace injury, during his employment with the Company.

7. Transition Services. The Parties agree to enter into a Consulting Agreement essentially in the form attached hereto as Exhibit I (the “Consulting Agreement”), whereby Executive will provide certain consulting services to the Company, subject to mutually agreed upon Statement of Work that shall constitute Exhibit A to the Consulting Agreement (“Statement of Work”). The Statement of Work will include, but not be limited to, the following agreed upon terms: (i) Executive will provide the Company with consulting services including, but not limited to, the transitioning of Executive’s responsibilities, with the specific description of such contractual duties to be reasonably agreed upon and reduced to writing in the Statement of Work; (ii) Executive will provide up to eighty (80) hours of consulting services per month; (iii) the Consulting Agreement shall continue for a term of four (4) months or less, as provided under Section 5 therein; and (iv) the Company will pay Executive Thirty One Thousand Three Hundred Three Dollars and Twelve Cents ($31,303.12) per month, conditioned upon his satisfaction of and compliance with the terms and conditions of the Consulting Agreement. Nothing in this Agreement or the Consulting Agreement pertaining to Executive’s anticipated role as a Consultant shall in any way be construed to constitute Executive as a continuing agent, officer, employee, or representative of the Company, but Executive shall perform the services under the Consulting Agreement solely as an independent contractor.

8. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releases from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; any obligations under the Change of Control Agreement; any obligations under the Offer Letter; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

9. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

10. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

12. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreements, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company Executives. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

13. No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

14. Non-Disparagement and Communications with Company Employees, Customers and Business Partners. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive further agrees that he will refrain from discussing Company confidential business or financial information with third parties, including the Company’s actual and potential customers or business partners. Executive further agrees that he will not discuss the Company’s business with Company employees, customers, or business partners without the written consent of the Company’s President or his designee. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Executive’s last position and dates of employment.

15. Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreements shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law. Except as provided by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Executive’s obligations under this Agreement or the Confidentiality Agreements, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Agreement.

16. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT OR THE CONSULTING AGREEMENT, INCLUDING BUT NOT LIMITED TO THEIR INTERPRETATION AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES &

PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

2 1. Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations and any guidance promulgated thereunder (“Section 409A”) so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

22. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

24. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. Notwithstanding, to the extent the Company’s obligation to pay the Consideration provided for under Section 2 (Consideration) of this Agreement is deemed illegal, unenforceable, or void, and the Company fails to otherwise provide for the Consideration as provided, the Parties shall not remain bound by the terms of this Agreement, and it shall become null and void.

25. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26. Entire Agreement. This Agreement, together with the Consulting Agreement and exhibits thereto, represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreements, the Equity Award Documents, and the Insider Trading Policy Acknowledgement.

27. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

28. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

29. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). In the event Executive revokes, he agrees to hand deliver and advise the Company of his revocation by no later than close of business on the seventh (7th) day after Executive signed this Agreement. Executive understands that this Agreement shall be null and void if not executed by the Executive within the twenty-one (21) day period set forth under Section 9 above.

30. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DR. BERTRAND CAMBOU, an individual

Dated:	2/4/09	/s/ Bertrand Cambou
Dr. Bertrand Cambou

SPANSION, INC.

Dated:	2/4/09	By	/s/ Robert Melendres
Robert Melendres
Executive Vice President and General Counsel

EXHIBIT I

SPANSION, INC. CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of February 4, 2009 (“Effective Date”), by and between Spansion, Inc. (or “Company”), and Dr. Bertrand Cambou (“Consultant”). Company desires to retain Consultant as an independent contractor to perform consulting services for Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a) Statements of Work. From time to time, Company and Consultant may agree on certain services to be performed under this Agreement, and in that case, shall prepare a statement of work in substantially the form set forth in Exhibit A (“Statement of Work”). Each Statement of Work, upon execution by both of the parties hereto, will be incorporated into this Agreement.

(b) Services. Consultant shall perform for Company the services (“Services”) described in each Statement of Work.

(c) Fees. The Company shall pay Consultant the compensation set forth in the applicable Statement of Work for the performance of the Services. Such fees may be on a time and materials basis, or on a milestone basis, or otherwise as agreed by the parties.

(d) Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

2.	CONFIDENTIALITY

(a) Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Non-Use and Non-Disclosure. Consultant shall not, during or subsequent to the term of this Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party. It is understood that said Confidential Information will remain the sole property of Company. Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which: (1) is known to Consultant at the time of disclosure to Consultant by Company, as evidenced by written records of Consultant; (2) has become publicly known and made generally available through no wrongful act of Consultant; or (3) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Company.

(c) Former Employer’s or Client’s Confidential Information. Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant shall indemnify and hold Company harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

(d) Third Party Confidential Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, fm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(e) Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.	OWNERSHIP

(a) Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of Company. Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b) Further Assurances. Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Agreement.

(c) Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (2) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d) Attorney in Fact. Where Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

(e) Warranty. Consultant hereby represents and warrants that: (1) all Work Product will be the original work of Consultant; (2) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (3) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (4) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; (5) any software or data portions of the Work Product will operate correctly and consistently; and (6) Company shall retain and own all right, title and interest in and to all Work Product and any information delivered and/or shared hereunder.

4.	CONFLICTING OBLIGATIONS

(a) Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

(b) Duty of Non-Competition During Consulting Term. Consultant explicitly agrees that during the term of this Agreement that he shall not, other than on behalf of the Company or with the prior written consent of the Company, (i) serve as a partner, employee, independent contractor, consultant, advisor, officer, director, proprietor, manager, agent, associate, or (ii) directly or indirectly own (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), purchase, invest in, organize, or take preparatory steps for the organization of, or (iii) directly or indirectly build, design, finance, acquire, lease, control, operate, manage, invest in, work, consult for, or otherwise affiliate with, any firm, partnership, corporation, entity or business that engages or participates in any business in direct or indirect competition with the Company’s business. Consultant represents that he (i) is familiar with the foregoing covenant not to compete, (ii) is fully aware of his obligations hereunder, and (iii) acknowledges the reasonableness and necessity of this covenant, including the reasonableness in duration and scope, as necessary for the Company to avoid the actual or threatened misappropriation of the Company’s trade secrets and confidential information.

(c) Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without the Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5.	TERM AND TERMINATION

(a) Term. This Agreement will commence on the Effective Date and will continue until the earlier of: (1) final completion of the Services, (2) the 4 month anniversary of the Effective Date, or (3) termination as provided below (the “Consulting Term”).

(b) Termination. Either party may terminate this Agreement or any Statement of Work without cause upon giving one (1) weeks prior written notice thereof to the other party in accordance with Section 6 (e) of this Agreement. If a party terminates this Agreement under the prior sentence, Company shall pay to Consultant the fees for any Services performed before the effective date of termination on a time and materials basis. If the fees for the applicable Statement of Work are paid on a milestone basis, such fees will not exceed the amount associated with the next uncompleted milestone. Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services, and either party may terminate this Agreement immediately and without prior written notice if the other party is in breach of any material provision of this Agreement. Any post-terminations payments to Consultant provided herein may be subject to reductions as provided under Section 5 (d) of this Agreement.

(c) Survival. Upon such termination all rights and duties of the parties toward each other will cease except:

(i) Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation); and

(ii) Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations), 5 (Term and Termination), and 6 (Miscellaneous) will survive termination of this Agreement, as will the entirety of the Separation Agreement and Release entered into by the parties as of February 2009.

(d) Supplemental Release. Upon the completion of the Consulting Term, Consultant agrees to execute the Supplemental Release attached hereto as Exhibit B (“Supplemental Release”). Consultant agrees that his failure to execute and return the Supplemental Release within five (5) business days of the end of the Consulting Term shall entitle the Company to immediately recover and/or cease providing the equivalent of one (1) month’s compensation, as provided under this Agreement. Consultant further agrees that he shall be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in the bringing of any action to recover said compensation.

6.	MISCELLANEOUS

(a) Services and Information Prior to Effective Date. All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Agreement, except where those Services are covered by a separate consulting agreement between Consultant and Company.

(b) Nonassignment/Binding Agreement. The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

(c) Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

(d) Indemnity. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant or any of Consultant’s assistants, employees or agents is not an independent contractor with respect to the Company, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or

(v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(e) Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth in this Agreement. Either party may change its address for notices by notice to the other party given in accordance with this Section. Notices will be deemed given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

(f) Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

(g) Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law. Notwithstanding, to the extent the Company’s obligation to pay the compensation provided for under this Agreement is found to be invalid, unlawful or unenforceable, and the Parties fail in good faith to agree to an amendment that preserves, as far as possible, the intentions expressed in this Agreement, the Parties shall not be further bound by the remaining terms, conditions or provisions of this Agreement.

(h) Integration. This Agreement, all Statements of Work, the Supplemental Release, and the Separation Agreement and Release agreed to by the Parties in February 2009 contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

(i) Confidentiality of Agreement. Consultant shall not disclose any terms of this Agreement to any third party if such disclosure is without the consent of Company, except as required by securities or other applicable laws.

(j) Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

(k) Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

(l) Independent Contractor. It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement, including the election of the Rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided on the applicable Statement of Work. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

(m) Benefits. Consultant acknowledges that Consultant will receive no Company-sponsored benefits from Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, welfare plan, and retirement plan and 401(k) plan participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits, even if, by the terms of Company’s benefit plans in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

(n) Attorney’s Fees. In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

The parties have executed this Agreement below to indicate their acceptance of its terms.

DR. BERTRAND CAMBOU		SPANSION, INC.

By:	/s/ Bertrand F. Cambou	By:	/s/ Robert Melendres
Print Name:	Dr. Bertrand Cambou	Print Name:	Robert Melendres
Title:	Consultant	Title:	Executive VP & General Counsel

Address:	[address]

EXHIBIT A – STATEMENT OF WORK

Statement of Work with Milestone Schedule

Services to be performed by Consultant:

•	[Services to be performed by Consultant]

•	[Services to be performed by Consultant]

•	[Services to be performed by Consultant]

Terms and Conditions:

•	[Terms and Conditions]

•	[Terms and Conditions]

Deliverables and Milestone Schedule

Consultant shall perform the tasks assigned by Company (each a “Milestone”) in accordance with the following schedule indicating each deliverable item of work product (“Deliverable”), and the associated due date and payment.

MILESTONE SCHEDULE

Deliverable	Due Date	Payment

[Deliverable	Due Date	Payment]
[Deliverable	Due Date	Payment]

Compensation of Consultant:

Consultant may revise these rates from time to time but shall give Company 30 days prior written notice of any such revision.

(a)	Rate of pay: $31,303.12 per month

(b)	Total payment limitation: $125,212.48

(c)	Advance payment: $0

(d)	Expenses authorized for reimbursement by Company:

(e)	Other:

(f)	Expected duration of project: four (4) months

DR. BERTRAND CAMBOU		SPANSION, INC.

By:	/s/ Dr. Bertrand Cambou	By:	/s/ Robert Melendres
Print Name:	Dr. Bertrand Cambou	Print Name:	Robert Melendres
Title:	Consultant	Title:	Executive VP & General Counsel

EXHIBIT B – SUPPLEMENTAL RELEASE

In consideration for the mutual promises and consideration provided both herein and in the Separation Agreement and Release, dated February 4, 2009 (the “Agreement”) between Dr. Bertrand Cambou and Spansion, Inc. (collectively, the “Parties”), the Parties hereby extend such release and waiver to any claims that may have arisen between the Effective Date and Dr. Cambou’s signature date, below.

The undersigned Parties further acknowledge that the terms of Sections 6, 8, and 19 of the Agreement shall apply to this Supplemental Release and are incorporated herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DR. BERTRAND CAMBOU, an individual

Dated:	2/4/09	/s/ Bertrand F.Cambou
Dr. Bertrand Cambou

SPANSION, INC.

Dated:	2/4/09	By	/s/ Robert Melendres
Robert Melendres
Executive Vice President and General Counsel